EXHIBIT 34.1

Report of Independent Registered Public Accounting Firm

To Management and the Board of Directors of
The Huntington National Bank

We have examined The Huntington National Bank’s (the “Bank”) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for the Consumer Automotive Receivables Platform (the “Platform”) described in the accompanying Management's Report on Assessment of Compliance with SEC Regulation AB Servicing Criteria, as of December 31, 2019, and for the year then ended, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122(d)(3)(i)(D), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the servicing activities performed by it with respect to the Platform.

As described in management's assertion, for servicing criteria 1122(d)(4)(vii) and 1122(d)(4)(viii), the Bank has engaged various vendors to perform the activities required by these servicing criteria. The Bank has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Compliance and Disclosure Interpretation 200.06 of the SEC Division of Corporation Finance’s interpretations of the rules adopted under Regulation AB and the Securities Act and the Exchange Act (“Interpretation 200.06”). As permitted by Interpretation 200.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Bank's determination of its eligibility to use Interpretation 200.06.

Appendix B to management's assertion identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. The Huntington National Bank’s management is responsible for the Bank's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Bank's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether the Bank complied, in all material respects, with the applicable servicing criteria, and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report. We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in Item 1122(d)(3)(i) of Regulation AB applicable to the Bank during year ended December 31, 2019. As required by Item 1122(d)(3)(i) of Regulation AB, reports to investors, including those to be filed with the Commission, shall be maintained in accordance with the transaction agreements and applicable Commission requirements. In certain instances, the reports were not timely filed with the SEC in accordance with applicable Commission requirements.

In our opinion, except for the material noncompliance described in the preceding paragraph, The Huntington National Bank complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2019 for the Consumer Automotive Receivables Platform, in all material respects.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
March 12, 2020